Farmer Mac Reports Second Quarter 2020 Results
- Grew Outstanding Business Volume by over $500 million to $22.0 Billion -

WASHINGTON, D.C., August 10, 2020 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter ended June 30, 2020.
Second Quarter 2020 Highlights
•Provided $1.7 billion in liquidity and lending capacity in second quarter 2020, resulting in net outstanding business volume growth of $502.8 million;
•Net income attributable to common stockholders was $31.7 million, or $2.94 per diluted common share;
•Core earnings, a non-GAAP measure was $26.3 million, or $2.45 per diluted common share;
•Net interest income grew $5.3 million year-over-year to $48.3 million;
•Net effective spread, a non-GAAP measure, increased 12% from the prior-year period to $46.5 million;
•90-day delinquencies were 0.31% of total outstanding business volume as of June 30, 2020;
•Continued strong liquidity position, as evidenced by quarter-end cash position of $0.8 billion;
•Issued $79.5 million of Tier 1 capital through the public offering of 5.750% Series E non-cumulative preferred stock; and
•Executed COVID-19 payment deferments for $241.7 million of unpaid principal balance related to Farm & Ranch loans, Farm & Ranch LTSPCs, and USDA Securities to provide relief to borrowers.

"We are very pleased with our second quarter performance, generating strong earnings and asset growth across multiple lines of business, despite operating in these challenging times," said President and Chief Executive Officer Brad Nordholm. “Our outstanding business volume growth to $22.0 billion this quarter is a testament to our strategic initiatives and reflects our continued focus on fulfilling our mission by building on our customer relationships and product suite. We grew responsibly while also maintaining a robust liquidity position and consistent credit standards. I am proud of our entire team's tireless efforts in supporting agricultural and rural communities nationwide."

Second Quarter 2020 Results

Business Volume

Farmer Mac added $502.8 million net business volume growth in second quarter 2020, resulting in total outstanding business volume of $22.0 billion as of June 30, 2020. The increase in net business volume was primarily attributable to historically low interest rates that drove strong market demand by borrowers seeking to take advantage of low interest rates on long-term funding.

Net growth this quarter consisted of increases of $306.2 million in Rural Utilities, $206.3 million in Farm & Ranch, and $31.6 million in the USDA Guarantees line of business, partially offset by a decrease of $41.3 million in Institutional Credit.

The $306.2 million net growth in our Rural Utilities line of business was primarily due to the purchase of $339.4 million in loans from the two main counterparties in that line of business, partially offset by regularly scheduled payments, prepayments, and maturities of loans previously purchased and loans under LTSPCs.

The $206.3 million net increase in our Farm & Ranch line of business was comprised of a $259.1 million net increase in outstanding loan purchase volume, partially offset by a $52.8 million net decrease in loans under LTSPCs. The net growth reflected our ability to retain borrowers in a decreasing interest rate environment by proactively engaging with our customers and adjusting their rates and loan sizes to reflect current market conditions and their specific funding needs. Our net growth of 18.2% in Farm & Ranch loan purchases over the twelve months ended June 30, 2020 is significantly higher than the 3.1% net growth of the overall agricultural mortgage loan market over the twelve months ended March 31, 2020 (based on our analysis of bank and Farm Credit System call report data).

Our USDA Guarantees line of business grew by $31.6 million, driven by record gross volume of $224.0 million. This growth reflected the positive effect of adjustments that we made to our product structure in the second half of 2019 to more effectively meet customer demands in an increasingly competitive environment and in response to increased loan limits mandated by the 2018 Farm Bill.

The $41.3 million net decrease in the Institutional Credit line of business was due primarily to two large counterparties who reduced their amount of outstanding credit in connection with the maturity of one bond and regularly scheduled payments on multiple bonds. We also experienced a slight net increase from smaller fund counterparties.

Spreads

Net interest income for second quarter 2020 was $48.3 million, a $5.3 million increase compared to $43.0 million in the prior-year period, primarily driven by net growth across most lines of business. Net interest yield was 0.87% in both second quarter 2020 and second quarter 2019.

Net effective spread, a non-GAAP measure, for second quarter 2020 was $46.5 million, a $5.1 million increase from $41.4 million in the prior year period. This increase was primarily attributable to growth in outstanding business volume, which increased net effective spread by approximately $5.5 million. In percentage terms, net effective spread was 0.89% for second quarter 2020, as compared to 0.91% in second quarter 2019. The decrease of 0.02% was primarily attributable to an increase in funding and liquidity costs of 0.05%, offset by an increase of 0.03% related to net volume growth.

Earnings

Farmer Mac's net income attributable to common stockholders for second quarter 2020 were $31.7 million ($2.94 per diluted common share), compared to $28.3 million ($2.63 per diluted common share) in second quarter 2019. The $3.4 million year-over-year increase in net income attributable to common stockholders was primarily due to a $4.2 million after-tax increase in net interest income, the absence of $2.0 million in deferred issuance costs related to the redemption of Series B Preferred Stock in the prior-year period, and a $0.7 million after-tax increase in other income. These increases were partially offset by a $1.9 million after-tax decrease in the fair value of undesignated financial derivatives due to fluctuations in long-term interest rates and a $1.6 million after-tax increase in operating expenses.

Farmer Mac enters into financial derivatives transactions to hedge interest rate risks inherent in its business and carries its financial derivatives at fair value in its consolidated financial statements. As these fluctuations are not expected to have a cumulative impact on Farmer Mac's earnings, Farmer Mac uses non-GAAP core earnings as a useful alternative measure to understand the business.

Farmer Mac's non-GAAP core earnings for second quarter 2020 was $26.3 million ($2.45 per diluted common share), compared to $23.6 million ($2.20 per diluted common share) in second quarter 2019. The $2.7 million year-over-year increase in core earnings was primarily due to a $4.0 million after-tax increase in net effective spread and a $0.3 million after-tax decrease in the total provision for losses. These increases were partially offset by a $1.6 million after-tax increase in operating expenses.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.

Credit

As of June 30, 2020, Farmer Mac's total allowance for losses was $18.8 million, compared to $19.1 million as of March 31, 2020. In the second quarter, our forecasts continue to include the effects of the COVID-19 pandemic on economic factors such as land values, gross domestic product, credit spreads, and unemployment. The total provision for losses in the second quarter was approximately $0.1 million, primarily due to the impact of net new loan volume in the Rural Utilities portfolio of $311.8 million, partially offset by improving economic factors that uniquely impacted the on-balance sheet Farm & Ranch portfolio and repayments and payoffs that occurred in the LTSPC portfolio during the quarter. In addition, there was a $0.4 million charge-off to the allowance related to the foreclosure of a single Farm & Ranch loan. Across all of Farmer Mac's lines of business, Farmer Mac's allowance for losses represented 0.09% of total outstanding business volume as of June 30, 2020, compared to 0.04% as of June 30, 2019.

As of June 30, 2020, substandard assets were $304.9 million, compared to $312.3 million as of March 31, 2020. The $7.4 million decrease in substandard assets was primarily driven by repayments during the quarter on loans that had been classified as substandard as of the first quarter, partially offset by credit downgrades during the quarter. Across all of Farmer Mac's lines of business, substandard assets represented 1.4% of total outstanding business volume as of June 30, 2020, compared to 1.5% as of March 31, 2020.

As of June 30, 2020, Farmer Mac's 90-day delinquencies were $68.7 million, compared to $79.7 million as of March 31, 2020 and $28.0 million as of June 30, 2019. The sequential decrease in 90-day delinquencies is primarily due to the seasonal payment pattern associated with loans that have annual (January 1st) and semi-annual (January 1st and July 1st) payment terms, which account for most of the loans in the Farm & Ranch portfolio. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.31% of total outstanding business volume as of June 30, 2020, compared to 0.37% as of March 31, 2020 and 0.14% as of June 30, 2019. Loans under COVID-19 deferment are not considered past due and are not included in our delinquent loan statistics.

Capital

As of June 30, 2020, Farmer Mac's core capital level was $915.6 million, which was $247.9 million above the minimum capital level required by our statutory charter. This compares to $815.1 million as of March 31, 2020, which was $165.8 million above the minimum capital requirement. Farmer Mac's Tier 1 capital ratio was 13.4% as of June 30, 2020. The increase in capital in excess of the minimum capital level required was primarily due to the Board-authorized issuance of Series E Preferred Stock and the increase in retained earnings, partially offset by growth in our outstanding business volume.

Preferred Stock

In May 2020, Farmer Mac issued 3.2 million shares of 5.750% Non-Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), which has a par value and liquidation preference of $25.00 per share, or $79.5 million aggregate outstanding. Farmer Mac incurred direct costs of $2.5 million related to the issuance of the Series E preferred stock. The dividend rate on the Series E preferred stock will remain at a non-cumulative, fixed rate of 5.750% per year, when, as, and if a dividend is declared by the Board of Directors of Farmer Mac, for so long as the Series E preferred stock remains outstanding. The Series E preferred stock has no maturity date, but Farmer Mac has the option to redeem the preferred stock at any time on any dividend payment date on and after July 17, 2025.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's second quarter 2020 financial results will be held beginning at 5:00 p.m. Eastern time on Monday, August 10, 2020 and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/

When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for second quarter 2020 is in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, we have excluded from core earnings losses on retirement of preferred stock and the re-measurement of the deferred tax asset.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge accounting relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2019 filed February 25, 2020 with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see "Reconciliations" below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•the duration, spread, and severity of the COVID-19 pandemic;
•the actions taken to address the COVID-19 pandemic, including government actions to mitigate the economic impact of the pandemic, how quickly and to what extent normal economic and operating conditions can resume, the possibility of future disruptions to economic recovery caused by additional outbreaks, regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, and the duration and efficacy of such restrictions;

•the effects of the COVID-19 pandemic on the business operations of agricultural and rural borrowers, the capital markets, and Farmer Mac's business operations;
•the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;
•legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;
•fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;
•the level of lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;
•the general rate of growth in agricultural mortgage and rural utilities indebtedness;
•the effect of economic conditions and geopolitics on agricultural mortgage or rural utilities lending, borrower repayment capacity, or collateral values, including fluctuations in interest rates, changes in U.S. trade policies, fluctuations in export demand for U.S. agricultural products, and volatility in commodity prices;
•the degree to which Farmer Mac is exposed to interest rate risk resulting from fluctuations in Farmer Mac's borrowing costs relative to market indexes;
•developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;
•the effect of any changes in Farmer Mac's executive leadership; and
•other factors that could have a negative effect on agricultural mortgage lending or borrower repayment capacity, including the effects of weather and fluctuations in agricultural real estate values.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2019, filed February 25, 2020 and in Part II, Item 1A in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed today with the SEC. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law. The information in this release is not necessarily indicative of future results.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. More information about Farmer Mac (including the Quarterly Report on Form 10-Q and the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:  Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	June 30, 2020	December 31, 2019
	(in thousands)
Assets:
Cash and cash equivalents	$827,600	$604,381
Investment securities:
Available-for-sale, at fair value (amortized cost of $3,458,957 and $2,961,430, respectively)	3,467,378	2,959,843
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	3,512,410	3,004,875
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value (amortized cost of $7,539,944 and $7,016,971, respectively)	7,898,387	7,143,025
Held-to-maturity, at amortized cost	1,140,718	1,447,451
Total Farmer Mac Guaranteed Securities	9,039,105	8,590,476
USDA Securities:
Trading, at fair value	7,786	8,913
Held-to-maturity, at amortized cost	2,339,923	2,232,160
Total USDA Securities	2,347,709	2,241,073
Loans:
Loans held for investment, at amortized cost	6,469,997	5,390,977
Loans held for investment in consolidated trusts, at amortized cost	1,436,090	1,600,917
Allowance for losses	(14,939)	(10,454)
Total loans, net of allowance	7,891,148	6,981,440
Financial derivatives, at fair value	16,588	10,519
Interest receivable (includes $17,415 and $20,568, respectively, related to consolidated trusts)	175,659	199,195
Guarantee and commitment fees receivable	36,612	38,442
Deferred tax asset, net	38,790	16,510
Prepaid expenses and other assets	47,035	22,463
Total Assets	$23,932,656	$21,709,374

Liabilities and Equity:
Liabilities:
Notes payable	21,421,550	19,098,648
Debt securities of consolidated trusts held by third parties	1,476,964	1,616,504
Financial derivatives, at fair value	47,543	27,042
Accrued interest payable (includes $15,007 and $18,018, respectively, related to consolidated trusts)	100,134	106,959
Guarantee and commitment obligation	35,162	36,700
Accounts payable and accrued expenses	24,167	22,081
Reserve for losses	3,020	2,164
Total Liabilities	23,108,540	20,910,098
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Series D, par value $25 per share, 4,000,000 shares authorized, issued and outstanding	96,659	96,659
Series E, par value $25 per share, 3,180,000 shares authorized, issued and outstanding	77,003	—
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization,9,201,623 shares and 9,180,744 shares outstanding, respectively	9,202	9,181
Additional paid-in capital	120,856	119,304
Accumulated other comprehensive loss, net of tax	(91,497)	(16,161)
Retained earnings	478,647	457,047
Total Equity	824,116	799,276
Total Liabilities and Equity	$23,932,656	$21,709,374

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$10,399	$20,156	$28,140	$38,863
Farmer Mac Guaranteed Securities and USDA Securities	61,792	85,569	133,309	170,980
Loans	55,430	59,403	116,026	110,800
Total interest income	127,621	165,128	277,475	320,643
Total interest expense	79,273	122,074	187,815	236,990
Net interest income	48,348	43,054	89,660	83,653
Provision for losses	(451)	(578)	(3,889)	(314)
Net interest income after provision for losses	47,897	42,476	85,771	83,339
Non-interest income/(expense):
Guarantee and commitment fees	3,140	3,403	6,336	6,916
Gains/(losses) on financial derivatives	6,523	8,913	(2,775)	8,553
(Losses)/gains on trading securities	(21)	61	85	105
Gains on sale of real estate owned	—	—	485	—
Release of reserve for losses	400	158	7	287
Other income	1,229	355	2,045	848
Non-interest income	11,271	12,890	6,183	16,709
Operating expenses:
Compensation and employee benefits	8,087	6,770	18,214	14,376
General and administrative	5,295	4,689	10,658	9,285
Regulatory fees	725	687	1,450	1,375
Real estate owned operating costs, net	—	64	—	64
Operating expenses	14,107	12,210	30,322	25,100
Income before income taxes	45,061	43,156	61,632	74,948
Income tax expense	9,435	9,111	13,176	15,733
Net income attributable to Farmer Mac	35,626	34,045	48,456	59,215
Preferred stock dividends	(3,939)	(3,785)	(7,370)	(7,081)
Loss on retirement of preferred stock	—	(1,956)	—	(1,956)
Net income attributable to common stockholders	$31,687	$28,304	$41,086	$50,178

Earnings per common share:
Basic earnings per common share	$2.95	$2.65	$3.83	$4.70
Diluted earnings per common share	$2.94	$2.63	$3.81	$4.66

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$31,687	$9,399	$28,304
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	8,700	(6,484)	10,485
Losses on hedging activities due to fair value changes	(2,676)	(5,925)	(1,438)
Unrealized (losses)/ gains on trading securities	(20)	106	61
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	35	3	(139)
Net effects of terminations or net settlements on financial derivatives	720	(1,300)	(592)
Issuance costs on the retirement of preferred stock	—	—	(1,956)
Income tax effect related to reconciling items	(1,419)	2,856	(1,759)
Sub-total	5,340	(10,744)	4,662
Core earnings	$26,347	$20,143	$23,642

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$46,469	$44,163	$41,355
Guarantee and commitment fees(2)	4,943	4,896	5,276
Other(3)	1,048	674	777
Total revenues	52,460	49,733	47,408

Credit related expense (GAAP):
Provision for losses	51	3,831	420
REO operating expenses	—	—	64
Gains on sale of REO	—	(485)	—
Total credit related expense	51	3,346	484

Operating expenses (GAAP):
Compensation and employee benefits	8,087	10,127	6,770
General and administrative	5,295	5,363	4,689
Regulatory fees	725	725	687
Total operating expenses	14,107	16,215	12,146

Net earnings	38,302	30,172	34,778
Income tax expense(4)	8,016	6,598	7,351
Preferred stock dividends (GAAP)	3,939	3,431	3,785
Core earnings	$26,347	$20,143	$23,642

Core earnings per share:
Basic	$2.46	$1.88	$2.21
Diluted	2.45	1.87	2.20
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.
(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Six Months Ended
	June 30, 2020	June 30, 2019
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$41,086	$50,178
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	2,216	12,725
Losses on hedging activities due to fair value changes	(8,601)	(4,255)
Unrealized gains on trading securities	86	105
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	38	(155)
Net effects of terminations or net settlements on financial derivatives	(580)	(482)
Issuance costs on the retirement of preferred stock	—	(1,956)
Income tax effect related to reconciling items	1,437	(1,667)
Sub-total	(5,404)	4,315
Core earnings	$46,490	$45,863

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$90,632	$80,156
Guarantee and commitment fees(2)	9,839	10,695
Other(3)	1,722	1,286
Total revenues	102,193	92,137

Credit related expense (GAAP):
Provision for losses	3,882	27
REO operating expenses	—	64
Gains on sale of REO	(485)	—
Total credit related expense	3,397	91

Operating expenses (GAAP):
Compensation and employee benefits	18,214	14,376
General and administrative	10,658	9,285
Regulatory fees	1,450	1,375
Total operating expenses	30,322	25,036

Net earnings	68,474	67,010
Income tax expense(4)	14,614	14,066
Preferred stock dividends (GAAP)	7,370	7,081
Core earnings	$46,490	$45,863

Core earnings per share:
Basic	$4.34	$4.29
Diluted	4.31	4.26
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.
(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.95	$0.88	$2.65	$3.83	$4.70
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.81	(0.61)	0.98	0.21	1.19
Losses on hedging activities due to fair value changes	(0.25)	(0.55)	(0.13)	(0.80)	(0.39)
Unrealized gains on trading securities	—	0.01	0.01	0.01	0.01
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	—	(0.01)	—	(0.01)
Net effects of terminations or net settlements on financial derivatives	0.06	(0.12)	(0.06)	(0.06)	(0.05)
Issuance costs on the retirement of preferred stock	—	—	(0.18)	—	(0.18)
Income tax effect related to reconciling items	(0.13)	0.27	(0.17)	0.13	(0.16)
Sub-total	0.49	(1.00)	0.44	(0.51)	0.41
Core Earnings - Basic EPS	$2.46	$1.88	$2.21	$4.34	$4.29

Shares used in per share calculation (GAAP and Core Earnings)	10,730	10,712	10,698	10,721	10,684

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.94	$0.87	$2.63	$3.81	$4.66
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.81	(0.60)	0.96	0.21	1.17
Losses on hedging activities due to fair value changes	(0.25)	(0.55)	(0.14)	(0.80)	(0.40)
Unrealized gains on trading securities	—	0.01	0.01	0.01	0.01
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	—	(0.01)	—	(0.01)
Net effects of terminations or net settlements on financial derivatives	0.06	(0.12)	(0.05)	(0.05)	(0.04)
Issuance costs on the retirement of preferred stock	—	—	(0.18)		(0.18)
Income tax effect related to reconciling items	(0.13)	0.26	(0.16)	0.13	(0.15)
Sub-total	0.49	(1.00)	0.43	(0.50)	0.40
Core Earnings - Diluted EPS	$2.45	$1.87	$2.20	$4.31	$4.26

Shares used in per share calculation (GAAP and Core Earnings)	10,776	10,782	10,770	10,779	10,774

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Six Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019		June 30, 2020		June 30, 2019
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$48,348	0.87%	$41,312	0.78%	$43,054	0.87%	$89,660	0.82%	$83,653	0.87%
Net effects of consolidated trusts	(1,804)	0.02%	(1,700)	0.02%	(1,873)	0.03%	(3,505)	0.03%	(3,778)	0.03%
Expense related to undesignated financial derivatives	(2,413)	(0.05)%	(1,190)	(0.02)%	(1,557)	(0.03)%	(3,603)	(0.04)%	(4,102)	(0.05)%
Amortization of premiums/discounts on assets consolidated at fair value	(21)	—%	11	—%	289	0.01%	(10)	—%	311	—%
Amortization of losses due to terminations or net settlements on financial derivatives	(22)	—%	49	—%	14	—%	27	—%	(56)	—%
Fair value changes on fair value hedge relationships	2,381	0.05%	5,681	0.11%	1,428	0.03%	8,063	0.08%	4,128	0.05%
Net effective spread	$46,469	0.89%	$44,163	0.89%	$41,355	0.91%	$90,632	0.89%	$80,156	0.90%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended June 30, 2020:

Core Earnings by Business Segment
For the Three Months Ended June 30, 2020
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$19,310	$5,403	$2,322	$20,084	$1,229	$—		$48,348
Less: reconciling adjustments(1)(2)(3)	(2,577)	(714)	3,194	(1,302)	(480)	1,879		—
Net effective spread	16,733	4,689	5,516	18,782	749	1,879
Guarantee and commitment fees(2)	4,394	210	332	7	—	(1,803)		3,140
Other income/(expense)(3)	585	617	5	—	(159)	6,683		7,731
Non-interest income/(loss)	4,979	827	337	7	(159)	4,880		10,871

Provision for loan losses	920	—	(1,397)	41	(15)	—		(451)

Provision for reserve for losses	370	—	30	—	—	—		400
Other non-interest expense	(5,254)	(1,584)	(1,386)	(2,083)	(3,800)	—		(14,107)
Non-interest expense(4)	(4,884)	(1,584)	(1,356)	(2,083)	(3,800)	—		(13,707)
Core earnings before income taxes	17,748	3,932	3,100	16,747	(3,225)	6,759	(5)	45,061
Income tax (expense)/benefit	(3,727)	(826)	(651)	(3,517)	705	(1,419)		(9,435)
Core earnings before preferred stock dividends	14,021	3,106	2,449	13,230	(2,520)	5,340	(5)	35,626
Preferred stock dividends	—	—	—	—	(3,939)	—		(3,939)
Segment core earnings/(losses)	$14,021	$3,106	$2,449	$13,230	$(6,459)	$5,340	(5)	$31,687

Total assets at carrying value	$5,746,556	$2,408,713	$2,281,490	$9,049,393	$4,446,504	$—		$23,932,656
Total on- and off-balance sheet program assets at principal balance	$8,017,850	$2,677,807	$2,691,621	$8,654,830	$—	$—		$22,042,108
(1)Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.
(2)Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.
(3)Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains/(losses) on financial derivatives" on the consolidated financial statements, to determine the effective funding cost for each operating segment.
(4)Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.
(5)Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information about outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of June 30, 2020	As of December 31, 2019
	(in thousands)
Farm & Ranch:
Loans	$4,181,422	$3,675,640
Loans held in trusts:
Beneficial interests owned by third party investors	1,436,090	1,600,917
LTSPCs	2,310,113	2,393,071
Guaranteed Securities	90,225	107,322
USDA Guarantees:
USDA Securities	2,314,961	2,199,072
Farmer Mac Guaranteed USDA Securities	362,846	421,103
Rural Utilities:
Loans	2,101,568	1,671,293
LTSPCs(1)	590,053	609,278
Institutional Credit
AgVantage Securities	8,654,830	8,440,246
Total	$22,042,108	$21,117,942
(1)As of both June 30, 2020 and December 31, 2019, includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
June 30, 2020(1)	$16,733	1.71%	$4,689	0.81%	$5,516	1.15%	$18,782	0.86%	$749	0.08%	$46,469	0.89%
March 31, 2020	14,938	1.64%	4,625	0.81%	4,920	1.14%	17,702	0.84%	1,978	0.21%	44,163	0.89%
December 31, 2019	16,374	1.90%	4,363	0.78%	4,871	1.17%	18,008	0.85%	2,375	0.27%	45,991	0.95%
September 30, 2019	13,181	1.66%	4,314	0.79%	4,502	1.16%	17,807	0.84%	2,657	0.30%	42,461	0.90%
June 30, 2019	13,335	1.72%	4,097	0.76%	3,996	1.10%	17,371	0.82%	2,556	0.34%	41,355	0.91%
March 31, 2019	12,737	1.70%	3,964	0.74%	3,233	1.12%	16,373	0.79%	2,494	0.35%	38,801	0.89%
December 31, 2018	13,288	1.79%	4,630	0.85%	2,833	1.19%	15,751	0.80%	2,353	0.36%	38,855	0.93%
September 30, 2018	13,887	1.91%	4,627	0.86%	2,877	1.18%	15,642	0.78%	2,044	0.30%	39,077	0.93%
June 30, 2018	13,347	1.86%	4,398	0.83%	2,923	1.15%	15,220	0.76%	274	0.04%	36,162	0.86%
(1)See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended June 30, 2020.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	June 2020	March 2020	December 2019	September 2019	June 2019	March 2019	December 2018	September 2018	June 2018
	(in thousands)
Revenues:
Net effective spread	$46,469	$44,163	$45,991	$42,461	$41,355	$38,801	$38,855	$39,077	$36,162
Guarantee and commitment fees	4,943	4,896	5,432	5,208	5,276	5,419	5,309	5,170	5,171
Other	1,048	674	100	389	777	509	(129)	110	111
Total revenues	52,460	49,733	51,523	48,058	47,408	44,729	44,035	44,357	41,444

Credit related expense/(income):
Provision for/(release of) losses	51	3,831	2,851	623	420	(393)	166	(3)	582
REO operating expenses	—	—	—	—	64	—	—	—	—
(Gains)/losses on sale of REO	—	(485)	—	—	—	—	—	41	(34)
Total credit related expense/(income)	51	3,346	2,851	623	484	(393)	166	38	548

Operating expenses:
Compensation and employee benefits	8,087	10,127	6,732	7,654	6,770	7,606	7,167	6,777	6,936
General and administrative	5,295	5,363	5,773	5,253	4,689	4,596	5,829	4,350	5,202
Regulatory fees	725	725	725	688	687	688	687	625	625
Total operating expenses	14,107	16,215	13,230	13,595	12,146	12,890	13,683	11,752	12,763

Net earnings	38,302	30,172	35,442	33,840	34,778	32,232	30,186	32,567	28,133
Income tax expense	8,016	6,598	7,526	7,018	7,351	6,715	6,431	6,891	5,477
Preferred stock dividends	3,939	3,431	3,432	3,427	3,785	3,296	3,296	3,295	3,296
Core earnings	$26,347	$20,143	$24,484	$23,395	$23,642	$22,221	$20,459	$22,381	$19,360

Reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	8,700	(6,484)	4,469	(7,117)	10,485	2,240	(96)	3,625	6,709
(Losses)/gains on hedging activities due to fair value changes	(2,676)	(5,925)	(220)	(4,535)	(1,438)	(2,817)	(853)	1,051	1,687
Unrealized (losses)/gains on trading assets	(20)	106	172	49	61	44	57	(3)	11
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	35	3	40	(7)	(139)	(16)	67	(38)	196
Net effects of terminations or net settlements on financial derivatives	720	(1,300)	1,339	232	(592)	110	(312)	546	232
Issuance costs on the retirement of preferred stock	—	—	—	—	(1,956)	—	—	—	—
Income tax effect related to reconciling items	(1,419)	2,856	(1,218)	2,389	(1,759)	92	238	(1,088)	(1,855)
Net income attributable to common stockholders	$31,687	$9,399	$29,066	$14,406	$28,304	$21,874	$19,560	$26,474	$26,340